EXHIBIT 5.1

JONES APPAREL GROUP, INC.
1411 Broadway
New York, New York 10018

June 12, 2003

Board of Directors of
Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    I have acted as counsel for Jones Apparel Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), which is being filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

    The Registration Statement covers 1,500,000 shares (the "Shares") of common stock, $0.01 par value per share, of the Company ("Common Stock"), of which up to 750,000 Shares may be issued by the Company as restricted stock to be granted pursuant to the Company's 1999 Stock Incentive Plan, as amended (the "Plan"), and any Shares not issued as restricted stock may be issued upon the exercise of stock options to be granted pursuant to the Plan.

    In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the Plan. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as certified or reproduced copies of originals.

    Based upon such examination, I am of the opinion that:

    1. The Company is validly existing as a corporation under the Pennsylvania Business Corporation Act; and

    2. The Shares have been duly authorized for issuance and when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

Board of Directors of
Jones Apparel Group, Inc.

June 12, 2003

    As of June 12, 2003, I owned 30,000 shares of Common Stock and had options to purchase 239,332 shares of Common Stock.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as are deemed necessary in the course of complying with the laws of the states and jurisdictions regarding the issuance and sale of the Shares in accordance with the Registration Statement. In giving such consents, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Ira M. Dansky Ira M. Dansky Executive Vice President, General Counsel and Secretary